Exhibit (e)(7)

Lugano, March 1, 2011

Re:        Your employment at Gentium S.p.A., Villa Guardia, Succursale di Lugano:

In accordance with our previous understandings, we wish to confirm that it is the intention of Gentium S.p.A, (hereinafter the "Company") to hire you upon the terms and conditions hereinafter specified.

1.	Duties – Place of work

1.1
You will be employed by the Company, effective from March 1th, 2011, to perform your employment duties at the Company’s Swiss branch Gentium S.p.A.- Villa Guardia Succursale di Lugano. You will perform the duties of “Senior Vice President, Commercial” of the Company on a full time basis and reporting to the Manager of the Swiss Office of the Company.

1.2
As an employee of the Company, you hereby undertake, for as long as you are employed, to devote your attention and ability to the duties of your employment, and faithfully and diligently perform your duties and exercise only such powers as are consistent with them. In particular, you shall (i) comply with all lawful and reasonable directions given by the Manager of the Swiss Office of the Company or the persons/committees delegated by the Manager of the Swiss Office of the Company, (ii) use your reasonable endeavors to promote the interests of the Company and (iii) keep the Manager of the Swiss Office of the Company informed (in writing if so requested) of your conduct of business and provide such explanations as they may reasonably require.

1.3
You will be based in the office of Gentium S.p.A.- Villa Guardia Succursale di Lugano located in Via Lavizzari no. 4, Lugano which is your primary working place. As far as it can reasonably be expected, you may for operational reasons be assigned to work elsewhere. The fulfilment of your responsibilities may also make it necessary for you to travel and/or to work temporarily at other locations in Switzerland or abroad.

	1.4	Below are the duties pertaining to your employment relationship:

•
Developing the commercial strategy for the infrastructure for the European market for approval by the Executive Management Team and Board of Directors. This would include forecasting expected sales and necessary head count and budget for support.

		•	Working with K.O.L’s in the relevant countries to gain support for registration, reimbursement and use of Gentium products

		•	Recruiting the necessary country managers, for direct sales, and distributor networks and managing the activities, through them, of the sales teams.

		•	Establishing and managing the sales’ budgets.

		•	Developing the necessary co-marketing agreements to support the introduction of Gentium products to the KOL’s in the relevant countries.

		•	Prioritizing the activities of the commercial organization to maximize the sale of Gentium products.

		•	Working closely with the regulatory and distribution functions to develop the launch plans needed for new product launches.

		•	Contributing, as a member of the Executive Committee, to the overall management and strategic direction of the Company.

2.	Compensation

2.1
As compensation for the services rendered in favor of the Swiss Office of the Company, you will receive a base salary of Euro 250,000.00 (hereinafter the "Base Salary”), gross of any applicable tax and social security withholdings. Your Base Salary shall be reviewed annually by the Manager of the Siwss Office of the Company and in light of such review may be increased (but not decreased) taking into account any change in your responsibilities, your performance and any other factors the Board of Directors and President.

	2.3	The Base Salary will be paid in 12 (twelve) monthly installments, gross of any applicable tax and social security withholdings to be paid on the 28th day of each month.

2.4
As a consideration for your entering into this agreement and agreeing to provide the services in favor of the Company in Lugano, you are entitled to a signing bonus equal to the overall amount of Euro 65,000, gross of any applicable tax and social security withholdings, to be paid as a lump-sum on the date hereof. This amount shall be paid back if the employment will be terminated by you during the first year of employment.

2.5
You hereby undertake not to disclose and keep confidential the terms of your economic treatment. You hereby waive any privacy or confidentiality rights you may have if the Company is required to or chooses to disclose, including publicly, the terms of your economic treatment, including fling this Agreement as an exhibit to its registration statements or reports filed with the Securities and Exchange Commission, other regulators and/or any securities exchange upon which the Company's securities or American Depositary Shares are listed or traded.

3.	Fringe Benefits

3.1
The Company will provide you with a company car of a model and horsepower in line with your functions, it being understood that you shall return the car to the Company, at the time of termination of this agreement. You will be entitled to use such company car also for private purposes, in accordance with the Company's internal regulation in its respective relevant version and in compliance with the applicable tax and social security regulations in force in Switzerland. The Company will also provide you with a cellular phone.

	3.2	The Company will bear the insurance, property tax, and maintenance cost related to said car.

3.3
The gasoline expenses concerning the aforesaid car will be reimbursed by the Company in compliance with applicable Company car policy in its respective relevant version with which you undertake to fully comply. Until adoption you support the gasoline expenses for private purposes and the Company those for Company’s use.

3.4
In case you will decide to use your personal car for business purposes, the Company will recognize you a monthly compensation of Euro 1.000 which for tax purposes will be treated in compliance with the applicable tax and social security regulations in force in Switzerland.

4.	Bonus

4.1
Beginning fiscal year 2011, you may be eligible to receive an annual bonus (gratifica) in cash (hereinafter, the "Bonus") in accordance with the Company's internal rules as applied from time to time, targeted at 40% of your Base Salary, upon achievement of the objectives to be determined by the Manager of the Swiss Office.

	4.2	All bonuses will be awarded at the sole discretion of the Company. Therefore, the granting of a Bonus in a given year will not entitle you to receive the Bonus in the following years.

4.3
You shall be eligible to receive 50,000 stock options at an exercise price equal to the fair market value of the ADR’s of the Company on the date of grant. All  such options shall vest 1/3rd on the first anniversary of the date of grant and 1/36th per month on the first day of each of the twenty-four months followings the first anniversary of the date of grant.

5.	Working time

5.1
In light of the particular duties pertaining to your employment relationship, you shall not be subject to a specific working time (the average of 40hours weekly working time shall be a guideline) and, therefore, you shall not be entitled to any further compensation in addition to your Base Salary, nor you shall be entitled to specific pay for overtime. In any case, you undertake to commit 100% of your professional time to the services to be rendered in favour of the Company pursuant to this agreement.

6.	Term

	6.1	Your employment relationship shall be effective from March 1, 2011 and shall be deemed for an indefinite term, commencing from the date hereof.

7.	Duty of loyalty, confidentiality and other duties

7.1
During the performance of your employment relationship with the Company, you undertake not to engage in any activities, directly or indirectly, which can be deemed in violation of your duty of loyalty towards the Company including - whether alone or jointly with any other person, company or entity, and whether directly or indirectly, and whether as director, officer, agent, promoter, manager, employee or consultant of, in or to any other person, company or entity - carrying out any activities in competition with the business of the Company.

7.2
You shall not, at any time - whether during the term of the employment with the Company or after its termination, for any reason - divulge to any other entity or person any confidential information concerning the Company’s financial affairs or business processes or methods or its research, development or marketing programs or plans, any of its trade secrets, any of its customers and suppliers. You acknowledge that all information, the disclosure of which is prohibited under these provisions, is of a confidential and proprietary character and of great value to the Company.

7.3
You further agree to deliver promptly to the Company, upon termination of the employment with the Company for any reason, or at any time that the Company may so request, all confidential memoranda, notes, records, reports, manuals, drawings, software, electronic/digital media records, and other documents (and all copies thereof) relating to the Company’s business and all property associated therewith, which you may then possess or have under your control.

8.	Restrictive covenants

	8.1	You hereby further covenant and undertake to the Company that you will not:

(i)
solicit, approach or entice away from the Company any officer, employee, consultant or agent whether or not that person would commit a breach of his/her employment/ consultancy/agency agreement by reason of leaving service;

	(ii)	canvass, solicit, approach or entice away from the Company any person/company who is a customer of the Company;

(iii)
canvass, solicit, approach or entice away from the Company any person/company who/which supplied good or services to the Company during the performance of your employment relationship, or interfere or seek to interfere or take steps which may interfere with supplies to the Company or with the terms of business relating to such supplies.

8.2
It is understood that you cannot carry out any of the activities under Sub-Section 8.1 above whether directly or indirectly, whether alone or jointly with any other person, company or entity, and whether as shareholder, director, manager, officer, employee, agent, promoter, consultant of, in or to any other person, company or entity.

8.3
You shall procure that, except as provided for under sub-Section 7.1 above, no entity owned or controlled directly or indirectly by you (whether alone or together with one or more persons) will act in such a way as would be a breach of the obligations contained in this Section 8 if you were so to act.

9.	Business travel

9.1
You are entitled to obtain reimbursement of the relevant out-of pocket expenses borne in connection with performance of business travels, upon delivery of the pertinent documentation which has to be in compliance with the applicable tax regulations and Company’s policy in its respective relevant version.

10.	Holidays

10.1
You are entitled to an annual paid vacation period equal to 25 (twenty-five) business days, none of which may be carried over from year-to-year. You shall not be entitled to a cash payment for any unused paid time off days.

11.	Termination

	11.1	Each of the parties may terminate the employment relationship for the reasons and following the procedures set forth in statutory provisions and in the applicable law.

11.2
Employment may be terminated by either party as of the end of the month, during the first year of service with a notice period of one month, in the second and up to and including the ninth year of service with a notice period of two month, and thereafter with a notice period of three months. Notice must in any case be given in writing.

11.3
After termination of the employment relationship you are bound by the restrictions as set out by law or in this employment agreement, Your duty of confidentiality according to clause 7.2 of this agreement persist without limitation during the notice period as well as for the time after termination of this employment relationship.

	11.4	Upon termination of your employment relationship, irrespective of the reason thereto, you shall be obliged to return all material and property belonging to the Company.

11.5
Upon termination of your employment relationship, irrespective of the reason thereto, you shall be entitled to (a) all accrued but unpaid Base Salary and benefits up to and including the date of termination, or, in the case of your death, accrued to the last day of the month in which the death occurs, (b) exercise your vested options to purchase ordinary shares of the Company in accordance with the terms set forth herein, except in the case of your death or disability, in which case you or your estate, as applicable, shall have the right to exercise all vested options, at a minimum, during the one year period from the date of death or disability, and (c) any payment owed or due to you, but not yet paid, pursuant to your Bonus.

11.6
Where a Change In Control occurs (as defined below) and your employment is terminated by the Company without Cause (as defined below) or you resign for Good Reason (as defined below) within 24 months of the date of the Change In Control, you will be entitled to receive, severance pay equal to (a) an amount equal to the aggregate of (i) 1.5 times your Base Salary in effect at such time of termination, (ii) 1.5 times the greater of the average of the Bonuses received in the last 3 years of employment or the targeted Bonus for the year in which you are terminated or resign and (iii) the prorated targeted Bonus for the year in which you are terminated or resign as accrued in the course of the year of termination or resignation.  In addition, in such a situation, all your unvested stock options will become fully vested and exercisable of the date of termination or resignation of employment and shall be exercisable for a period of 90 days after the date of termination or resignation.

11.7
Should your employment be terminated by the Company without Cause or you resign for Good Reason, not within 24 months of a Change In Control, you will be entitled to receive severance pay equal to the aggregate of (i) your Base Salary in effect at such time of termination, (ii) the greater of the average of the Bonuses received in the last 3 years of employment or the targeted Bonus for the year in which you are terminated or resign and (iii) the prorated targeted Bonus as accrued in the course of the year of you are terminated or resign as accrued in the course of the year of termination or resignation.  In addition, in such a situation, all your unvested stock options will become fully vested and exercisable of the date of termination or resignation of employment and shall be exercisable for a period of 90 days after the date of termination or resignation.

11.8
Should you elect to receive the severance payment referred to in paragraphs 11.5 or 11.6 above, no further sum shall be due and payable by the Company including but not limited to the notice period indemnity and the other indemnities and damages as well as any damages whatsoever. The payment of the relevant severance will be conditioned upon the execution by you of a waiver and release in the form established by the Company.

12.	Privacy

Pursuant to the Article 13 of the Italian Legislative Decree no. 196/03 (the “Decree”), you hereby give your consent that your personal data be used by the Company, including the disclosure and communication thereof to third parties, in connection with the fulfilment of all the obligations related to your employment relationship. For this purpose, you hereby confirm of having been informed on the content and implications of Article 13 of the aforesaid mentioned Decree.

13.	Definitions

“Change In Control” shall mean:

(a)
The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;

(b)
The date a majority of members of the Board is replaced during any 12-month period with directors whose appointment or election is not endorsed by a majority of the members of the Board or a majority of the Directors then comprising the Nominating and Corporate Governance Committee before the date of the appointment or election (the “Incumbent Board”); provided, that any individual who was initially elected as a Director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the

Board or the Bank of New York (as the Company’s depositary of its American Depositary Shares) shall not be deemed a member of the Incumbent Board;

		(c)	The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(d)
Any transaction as a result of which any person, or more than one person acting as a group becomes the beneficiary, owner and/or “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, (or has, during the twelve (12) month period ending on the date of the most recent acquisition by such person or group, become the beneficiary, owner and/or “beneficial owner,” directly or indirectly) of securities of the Company representing at least 30% of the total voting power represented by the Company’s then outstanding voting securities.  For purposes of this Paragraph (c), the term “person” shall indicate any person and/or entity except for:

			(i)	A trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company;

			(ii)	A corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of Shares; and

			(iii)	The Company.

“Termination for Cause” shall mean a termination by the Company when there is a cause triggering a termination without notice. By way of example, Cause shall mean any of the following: (i) your commission of a felony or of any criminal act (not including traffic misdemeanors) involving moral turpitude which results in a conviction; (ii) your deliberate and continual refusal to perform satisfactorily in all material respects employment duties not inconsistent with this Agreement; (iii) an act of fraud or embezzlement by you; (iv) your wilful misconduct or negligence having a material adverse effect on the Company’s business; or (v) a material breach of this Agreement, including the loyalty provisions set forth in Paragraph 8.1, the Company’s code of conduct, the Company’s code of ethics or the Company’s insider trading policy. Determination as to whether or not a Cause exists for termination of the employment will be made in accordance with Swiss laws.

“Resignation with Good Reason” shall mean a resignation of the employment by you due to (i) a material breach by the Company of its obligations under this Agreement, (ii) a material diminution of your authority, duties or responsibilities contemplated by Section 4 hereof (including status, offices, titles and reporting requirements) so as to qualify a demotion, (iii) a material reduction in your Base Salary.

14.	Social security, tax at source, children and family allowances

14.1
The premiums for social security insurances prescribed by statute as well as any state impositions (such as but not limited to source taxes) according to the applicable law are deducted from the salary payments and from any other payment subject to such deductions.

	14.2	The entitlement to children’s and family allowances is governed by applicable Law on Children’s and Family Allowances.”

14.3
If you are subject to the Swiss social security system, you are insured under the LAINF (Accident Insurance Law) against occupational accidents and against non-occupational accidents. The consequences of an accident are additionally covered by a complementary insurance (accident insurance in addition). The premiums for the occupational accident insurance are borne in full by the employer. The premiums for the non-occupational insurance and the complementary insurance are borne 50% by each party.

14.4.
You are admitted to the Company’s pension scheme, if you are subject to the Swiss social security system. In this case, the pension scheme benefits and the contributions to be paid are determined by the regulations in its respective relevant version.

You are provided with copies of the relevant regulations.

15.	Sickness and salary continuation

Salary continuation in the event of sickness is governed by prescription of the law. In the event that the you are subject to the Swiss social security system, there exists an illness daily allowance insurance.

The scope and term of the insurance benefits paid in this case are determined by the condition of the insurance contract in force at the time, whereby the premiums are borne 50% by each party]. Benefits paid by the insurance supersede entitlements for salary continuation according to the prescriptions of the law.

The premiums are borne by employee and employer 50% each.

16.	Notice

	16.1	Any notice or other communication to be given under this Agreement shall be in writing and addressed as follows:

	-	for the Company:

Gentium S.p.A. – Villa Guardia, Succursale di Lugano

Via Lavizzari no. 4

6900 Lugano

Switzerland

	-	for Mr. Adrian J. Haigh:

Mühlegasse 18, 6340, Baar, Switzerland

17.	Governing law and Jurisdiction

17.1
Any other terms and conditions of your employment not expressly regulated herein shall be governed by the applicable provisions of Swiss law, which governs this contract and the relevant employment relationship.

18	Final provisions

	18.1	This agreement is contingent upon issuance of the legally required residence permit authorizing the employee to perform work for employer in Switzerland.

	18.2	Amendments to this agreement cay only be agreed upon in writing

On behalf of Gentium S.p.A.

Lugano, 25/02/2011

/s/ Khalid Islam
Dr. Khalid Islam
Manager of the Swiss Office

For full acceptance of the above terms

Mr. Adrian J. Haigh

Lugano, 25/02/2011

/s/ Adrian J. Haigh

Mr. Adrian J. Haigh
Muhlegasse 18
6340, Baar, Switzerland

Lugano, July 20, 2011

Re: Employment agreement dated March 1, 2011

Dear Mr. Haigh:

Reference is made to your employment contract with the Company dated March 1, 2011 in order to confirm that effective as of July 1st, 2011 Section 2.1 of the same contract shall be deemed amended as follows:

“ 2.1.  As compensation for the services rendered in favour of the Swiss Office of the Company, you will receive a base salary of Swiss Franc 320,000.00 (hereinafter the “Base Salary”), gross of any applicable tax and social security withholdings. Your Base Salary shall be reviewed annually by the Manager of the Swiss Office of the Company and in light of such review may be increased (but not decreased) taking into account any change in your responsibilities, your performance and any other factors of the Board of Directors and President”

It is understood and agreed that all the other terms and conditions of the employment contract remain unchanged.

You are kindly requested to return copy of this letter duly signed for acknowledgment and acceptance.

Kindest regards,

Gentium S.p.A.

/s/ Khalid Islam
Dr. Khalid Islam
Director

For acknowledgement and acceptance

/s/ Adrian J. Haigh
Adrian J. Haigh
July 20, 2011

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Lugano, September 30, 2011

TO:
Mr. Adrian Haigh
Muhlegasse 18
6340, Baar, Switzerland

Copy to
Gentium GmbH
General-Guisan-Strasse 6
6303 Zug, Switzerland

Re: Assignment of the individual employment contract

Dear Mr. Haigh,

Further to our understandings and to the March 1, 2011 verbal agreement with reference to your employment contract executed on March 1, 2011 (the “Contract”) and its subsequent amendment on July 20, 2011   (the “Amendment”), we hereby confirm to you that, effective as of October 1, 2011, the Contract shall be assigned to Gentium GmbH, with registered office in Zug, in General-Guisan-Strasse 6, that signs this letter for acknowledgement and acceptance.

As a consequence of said assignment, your employment relationship shall continue with Gentium GmbH subject to the terms and conditions as specified in the Contract and in the Amendment, except for the primary working place of work which will be henceforth at the premises of Gentium GmbH located in General Guisan Strasse 6 in Zug (clause 1.3 of the Contract)

Please kindly return to us a copy of this letter, duly signed by you as a full and unconditional acceptance of its content.

Kindest regards,

/s/ Khalid Islam
Gentium S.p.A., Villa Guardia, Branch of Lugano

/s/ Adrian Haigh, Lugano, September 30, 2011
Adrian Haigh

/s/ Khalid Islam, Lugano, September 30, 2011
Gentium GmbH

Enclosed: employment contract dated March 1, 2011 and amendment dated July 20, 2011

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Zug, November 11th, 2013

To:
Adrian J. Haigh
Muhlegasse 18, Baar
Switzerland

Re:	Amendment n. 1 to the employment contract dated March 1st, 2011 (herein after the “Employment Contract”)

Dear Mr. Haigh,

As a consequence of the approval by the Swiss Tax Authorities of the new Company’s General Expense Policy, we would like to inform you that the Company, recognizing that you are asked to travel frequently, decided to grant you a monthly lump sum of CHF 1.000 (the “Lump sum”), in order to cover expenses incurred for business reasons during such travels.

In the light of the above, the article 2 of the Employment Contract shall be amended in order to include the additional compensation effective as of October 1st, 2013.

The Lump sum will be separately indicated in your monthly payslip and included in the salary payment. It is clear and understood that you will not be entitled to claim for the reimbursement of the expenses included in the Lumps sum coverage, as per Section 6 – page 12 of the Company’s General Expense Policy.

The remaining provisions of the Employment Contract shall remain valid and effective.

Please kindly return to us a copy of this letter, duly signed by you as a full and unconditional acceptance of its content.

Kindest regards,

/s/ Riccardo Belardi
Gentium GmbH
The Finance Manager
Mr. Riccardo Belardi

For acknowledgement and receipt:

/s/ Adrian J. Haigh
Adrian J. Haigh

Zug,12/11/13

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